EXHIBIT 11 (a) (1)

                                  AMSOUTH FUNDS

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS

I.       Covered Officers/Purpose of the Code

     AmSouth Funds' (the "Company" or the "Funds") code of ethics (this "Code") applies to the Company's Principal Executive Officer ("President") and Principal Financial Officer ("Treasurer") (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

     o compliance with applicable laws and governmental rules and regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

     Each Covered Officer must adhere to a high standard of business ethics and must be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Must Handle Ethically Actual and Apparent Conflicts of Interest

     Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in the Company.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The President is an employee of an affiliate of the investment adviser and the Treasurer is an employee of the administrator ("Service Provider") to the Company. The Company's and Service Provider's compliance programs and procedures covering the President and the Treasurer, respectively, are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not

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intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser and the Service Provider. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company, for the investment adviser or for the Service Provider), be involved in establishing policies and implementing decisions which will have different effects on the investment adviser, the Service Provider and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the investment adviser and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if such participation is performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, it will be deemed to have been handled ethically. In addition, it is recognized by the Board of Trustees (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other Codes.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer must not be placed improperly before the interest of the Company.

     Each Covered Officer must:

     o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

     o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Company;

     o not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

III. Disclosure & Compliance

     o Each Covered Officer must familiarize himself with the disclosure requirements generally applicable to the Company;

     o each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the


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         Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations;

     o each Covered Officer must, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Company and the Company's adviser or subadviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submit to, the SEC and in other public communications made by the Company; and

     o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.  Reporting and Accountability

     Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

     o annually thereafter affirm to the Board that he has complied with the requirements of the Code;

     o not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

     o notify the Company's Chief Legal Officer (the "Legal Officer") promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code; and

     o report at least annually any change in his affiliations from the prior year.

     The Company's Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

     The Company will follow these procedures in investigating and enforcing this Code:

     o the Legal Officer will take all appropriate action to investigate any potential violations reported to him;

     o if, after such investigation, the Legal Officer believes that no violation has occurred, the Legal Officer is not required to take any further action;

     o any matter that the Legal Officer believes is a violation will be reported to the Board;

     o if the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable


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          policies and procedures; notification to appropriate personnel of the
          Service Provider or the investment adviser or its board; or a recommendation to dismiss the Covered Officer; and

     o any changes to this Code will, to the extent required, be disclosed as provided by SEC rules.

V.   Other Policies and Procedures

     This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's, subadviser's, principal underwriter's and service providers' codes of ethics under Rule 17j-1 under the Investment Company Act and the adviser's more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.  Amendments

     Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Company's board, including a majority of independent directors/trustees.

VII. Confidentiality

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel, the investment adviser and the respective Service Providers.

VIII. Internal Use

     The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.


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Exhibit A

Persons Covered by this Code of Ethics - As of September 23, 2003
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Principal Executive Officer and President - Mike Daniel

Principal Financial Officer and Treasurer -  Trent Statczar


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